UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
The Nominees For Shareholder Choice Issue a Public Letter to
Target Corporation Shareholders
NEW YORK, May 18 – The Nominees for Shareholder Choice sent a letter to shareholders of Target Corporation (NYSE: TGT) in connection with Target’s upcoming Annual Meeting of Shareholders. The full text of the letter follows:
The Nominees for Shareholder Choice
c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019
May 15, 2009
Re: Now Is The Time For Change
Dear Fellow Target Shareholder:
     It was a great pleasure to introduce the Nominees for Shareholder Choice to you at our Town Hall Meeting on Monday, May 11, 2009, and for each of us to answer your questions regarding our background, experience, and perspectives. If you were unable to attend the Town Hall Meeting, I encourage you to view a replay of the video webcast at www.TGTtownhall.com.
     To make the comparison between the Nominees for Shareholder Choice and Target’s incumbent nominees easier, we have enclosed with this letter a booklet that includes our biographies and comparisons with the incumbent nominees who are up for election.
     The vote for Target’s directors at the company’s May 28, 2009 Annual Meeting of Shareholders is rapidly approaching. We urge you to act now and vote the GOLD proxy card AGAINST the proposal by Target’s board to “determine” that its size is 12 (or in our view reduce its size from 13 directors to 12 directors) and FOR the election of the Nominees for Shareholder Choice – Jim Donald, Richard Vague, Michael Ashner, Ron Gilson, and me, Bill Ackman – to Target’s board of directors. Our goal in proposing five independent directors at the Annual Meeting is to bring fresh perspectives and relevant experience to the board of directors to help make Target a stronger, more profitable, and more valuable company.
     We recommend that you vote FOR the Nominees for Shareholder choice because we believe that the insularity of Target’s board, its strategic missteps, and its lack of sufficiently relevant senior operating experience argue strongly for choice and for change. More importantly, we believe that the Nominees for Shareholder Choice are the best candidates with the most relevant experience to act as effective stewards of Target, particularly during a challenging economic environment which may last for several years.

Support Management but Hold the Board Accountable
     Commentators have noted that this is a unique proxy contest. This is not an election for control of Target’s board. Even if all of the Nominees for Shareholder Choice are elected, eight of the 12 incumbents will continue to represent a majority of the board providing continuity. This is not a campaign for the ouster of executives, nor are we pressing for a hasty, predetermined plan of action. In fact, from the inception of our investment more than two years ago, we have been consistently supportive of Target’s management. Our concerns principally relate to the composition and governance practices of the incumbent board.
     We believe that the company has substantially underperformed its potential because of the board’s strategic missteps. Last year, the company’s credit card business witnessed dramatic profit declines which we believe was predominantly due to the board’s failure to execute a credit-risk transfer transaction, despite our emphatic efforts, beginning in August 2007, to convince the company to do so. Such a transaction would have transferred a substantial majority of the credit card business’ credit and funding risk to a partnering bank.
     Target’s board has also been unwilling to explore any alternatives to unlock real estate value, an error that we believe demonstrates the board’s lack of initiative to explore value-creating opportunities for shareholders. Finally, with respect to Target’s retail business, we believe that customers and shareholders have suffered partially due to Target’s more limited food offering as compared to its principal competitor Wal-Mart. On this point, we strongly believe that the board does not have sufficient food retailing expertise to advise, guide, or challenge management on the company’s grocery expansion strategies. In our view, these are all strategic missteps for which we hold the incumbent board of directors accountable.
     You need not take our word for it. PROXY Governance, Inc., a leading independent proxy voting advisory firm, recommended that Target shareholders elect two of the Nominees for Shareholder Choice – real estate executive Michael Ashner and food retailing executive Jim Donald. Proxy Governance noted that Target’s “thin director experience in areas of increasing strategic importance has led to suboptimal outcomes” for the company. Praising the Nominees for Shareholder Choice, PROXY Governance noted that the real strength of our campaign “lies in the nominees whose professional experience is directly relevant to certain strategic challenges the company faces (particularly outside its core operations) yet which seem to be under-represented in the board as currently composed.”
The Need for Change and Fresh Perspectives
     In 1984, Kenneth Dayton, a member of the founding family and a former chairman of Target’s board of directors, laid out a simple and sensible vision for how a board of directors should work. He published his thoughts in the Harvard Business Review, a preeminent business journal, in an essay entitled “Corporate Governance: the Other Side of the Coin.”
     Mr. Dayton was of the view that directors should “function as representatives of the shareholders, to be the primary force pressing the corporation to the realization of its opportunities and the fulfillment of its obligations to its shareholders, customers, employees, and communities in which it operates.” We could not agree more.

     Mr. Dayton felt that ensuring fresh perspectives on a board was essential to a successful company. His thoughts are instructive:
“To keep our board young, vital, and independent – and ensure a steady flow of fresh blood and new thinking – we have rigid policies of rotation and retirement. We expect directors to submit their resignations at age 65, or after 12 years of service, or whenever a significant change in their position occurs.”
     Since the time Mr. Dayton penned those words, Target’s board has materially loosened Mr. Dayton’s rigid policies. Incumbent term limits have been extended from 12 years to 15 years, and recently to 20 years, and other board governance practices established by Mr. Dayton have been weakened or eliminated. We do not understand why Target’s historic governance principles have been compromised. In our opinion, in the current hypercompetitive retail environment, the need for fresh and independent perspectives on the board is even more vital to the company’s enduring success.
     Of the sitting 12 incumbent directors, five have held their seats for 12 years or more. Included among this group are incumbent nominees Richard Kovacevich, Chairman of Wells Fargo & Co. who has served for 13 years, and Solomon Trujillo, CEO of an Australian telecommunications company who has served for 15 years. Messrs. Kovacevich and Trujillo now seek additional three year terms. While we presume that these gentlemen are high-quality business executives, we believe that Target would benefit greatly from new and more relevant perspectives.
Target’s Faulty Board Nomination Process
     We suspect that the board’s faulty nomination process is part of the problem. The nominating committee is composed of five individuals including Mr. Kovacevich and George Tamke, a leveraged buyout investor who has served for 10 years. We note that both Messrs. Kovacevich and Tamke are incumbent nominees.
     Rather than undertaking a comprehensive search process to identify individuals able to bring specific expertise and experience to the board, according to Target’s proxy statement, “[t]he Nominating Committee did not meet during the past fiscal year, but took action by written consent on two occasions.” In our view, this is not a process open to fresh perspectives.
     As troubling, the chairman of the board’s nominating committee, Stephen Sanger, also serves on the board of Wells Fargo – Mr. Kovacevich’s company. Since 2003, Mr. Sanger has received over $1.25 million in fees and equity compensation from Wells Fargo. He has also served on Wells Fargo’s compensation committee since 2003, where he helped to determine Mr. Kovacevich’s compensation when Mr. Kovacevich was that company’s CEO.
     We ask: Did Messrs. Kovacevich and Tamke recuse themselves when voting to re-elect themselves to the board? Did Mr. Sanger recuse himself from the consideration of Mr. Kovacevich’s nomination? In any event, we believe that these kinds of relationships foster insularity on Target’s board.

     Prior to the launch of this proxy contest, I asked the board to consider offering one board seat to Pershing Square as the company’s third largest beneficial owner, and adding one additional independent director. I proposed Michael Ashner, a major real estate owner operator, and Richard Vague, a leading credit card industry executive as potential new independent directors. Rather than carefully consider their nominations, Target’s nominating committee simply chose not to interview them. When I asked why the nominating committee would not consider appointing myself or either of these two potential independent directors, Mr. Sanger explained that the board did not authorize him to provide us with an explanation.
Questions of Independence
     In his Harvard Business Review essay, Mr. Dayton stressed independence as a critical criterion that applies to all directors. We are concerned about the level and degree of independence of the incumbent directors. We note that seven of the 12 incumbent directors are or have been affiliated with companies that do business with Target – including three of the incumbent nominees Mary Dillon, Richard Kovacevich and George Tamke.
     Egan-Jones Proxy Services, another independent proxy voting advisory firm, has specifically taken issue with the incumbent nominees on the question of independence. Egan-Jones has recommended that shareholders withhold their support for Messrs. Kovacevich and Tamke, both of whom serve on Target’s audit and nominating committees. In Egan-Jones’s words, these key board committees “should be comprised solely of independent outside directors for sound corporate practices.” We suspect that Mr. Dayton would agree.
     Taken together, we believe that these facts establish a level of insularity among the incumbent board members. By electing the Nominees for Shareholder Choice you can help fix this problem.
Circling the Wagons
     When Pershing Square proposed the Nominees for Shareholder Choice, Target insisted that the board consisted of 12 directors and that only four seats were up for election this year. After failing to provide a satisfactory explanation for its view on board size, Target is now asking shareholders to “determine” that the size of the board is 12. We are at a loss to understand why Target would fight so hard to preclude the addition of even one new director.
     Great retailers of our country’s past began to lose their way when they became insular and failed to constantly reinvent themselves. When old formulas, executed by rote, became the mainstays of their business – that state of affairs marked the beginning of their demise. We are confident that a more independent board with specifically relevant expertise will assist Target in once again regaining its rightful position as the leading general merchandizing retailer with a value proposition unmatched by its peers.
     To ensure that will be the case, we ask our fellow shareholders to be open to fresh perspectives at a time when the incumbent board is closing ranks. By electing one or more Nominees for Shareholder Choice, you can ensure that individuals with new perspectives and specifically relevant expertise in food retailing, credit card operations, real estate, and corporate governance will join Target’s board. We urge all shareholders to reject the company’s proposal to determine that the board is comprised of only 12 members. Doing so will ensure that at least one of the Nominees for Shareholder Choice will be seated as a new director.
Vote Your GOLD Proxy Card Today
     We believe that Target’s board is in need of changes – changes in shareholder representation, in corporate governance, and in director expertise. It is time to take matters into your hands and help to effect these positive changes on the board. We encourage you to vote the GOLD proxy card today to elect the Nominees for Shareholder Choice and to protect your investment in Target.
     Please vote AGAINST the company’s proposal to reduce the size of the Board to 12 and FOR the Nominees for Shareholder Choice using the GOLD proxy card. You can also vote by telephone or Internet by following the instructions on the GOLD proxy card. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 290-6427.
     Thank you for your careful consideration. If you have questions about any of the above, please contact me at (212) 813-3700.
PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
Sincerely,
William A. Ackman
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at

www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.
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Vote Now – Vote Today
The date of Target’s Annual Meeting is fast approaching. We urge Target shareholders to sign, date and return the GOLD proxy card as soon as possible and vote FOR the Nominees for Shareholder Choice. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com.
About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is an SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading – buying and selling – securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Contact:
Pershing Square Capital Management, L.P.
William A. Ackman, 212-813-3700